Exhibit 99.1

News Release

For Immediate Release

bioAffinity Technologies Receives Additional $7.7M from Exercise of Warrants, Total Capital from Public Offering Increases to Approximately $15.6M

SAN ANTONIO, TX – September 28, 2022 – bioAffinity Technologies, Inc. (NASDAQ: BIAF) (NASDAQ: BIAFW) today announced the receipt of approximately $7.7 million in additional gross proceeds from the exercise of tradeable and non-tradable warrants issued in the Company’s September 6, 2022, public offering of securities.

Investors participating in bioAffinity Technologies’ financing exercised a total of 725,576 tradeable warrants at a price of $7.35 per share and 310,910 non-tradable warrants at a price of $7.656 per share. Combined with the Company’s underwritten public offering of 1,282,600 units, each consisting of one share of common stock, one tradeable warrant and one non-tradeable warrant, in which the Company announced the receipt of gross proceeds of approximately $7.9 million, the Company has received an aggregate of approximately $15.6 million as of September 28, 2022.

The Company intends to use the proceeds from the offering to expand existing operations and the commercialization of CyPath® Lung, a noninvasive test for the early detection of lung cancer which uses flow cytometry to count and characterize cells in a person’s sputum, or phlegm. The test’s automated analysis of the flow cytometry data detects cell populations that indicate cancer is present. CyPath® Lung has the potential to increase overall diagnostic accuracy of lung cancer diagnosis leading to increased survival while lowering the number of unnecessary invasive procedures, reducing patient anxiety, and lowering medical costs.

Proceeds may also be used in the Company’s pursuit of regulatory approvals and research and development of additional diagnostics, cancer therapeutics, and for working capital and general corporate purposes.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. (NASDAQ: BIAF, BIAFW) addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung, and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a non-invasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services. OncoSelect® Therapeutics, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts:

Company Contact:

Maria Zannes, President & Chief Executive Officer

mz@bioaffinitytech.com

Investor Relations Contact:

Tiberend Strategic Advisors, Inc.

Jonathan Nugent

jnugent@tiberend.com

or

David Irish

dirish@tiberend.com

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